Exhibit 99.1

News Release

Contact:

Scott Solomon

Senior Vice President

Sharon Merrill Associates

(617) 542-5300

ALOT@investorrelations.com

AstroNova Announces Financial Results for the

Second Quarter of Fiscal 2020

Board of Directors Declares Regular Quarterly Cash Dividend of $0.07 Per Share

Second-Quarter Fiscal 2020 Summary

•	Bookings of $29.1 million

•	Revenue of $33.5 million

•	Operating income of $1.2 million

•	Earnings per diluted share of $0.13

West Warwick, R.I. – August 28, 2019 – AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, today announced financial results for the fiscal 2020 second quarter ended August 3, 2019.

CEO Commentary

“While we continued to make good progress on our long-term strategic objectives, our second-quarter results reflect a confluence of what we anticipate are short-term headwinds affecting both segments,” said Greg Woods, AstroNova’s President and CEO. “In the Test & Measurement segment, the ripple effects of the 737 MAX grounding had a more pronounced impact on revenue and margin mix in the quarter than we had anticipated. This was in part due to new aircraft shipment reductions but also because several retrofit printer upgrade orders for existing aircraft were deferred so that those planes could be kept in service. Our Product Identification segment was affected by some customer-specific weakness in Asia, partly attributable to increased global economic uncertainty. These temporary challenges do not affect our positive long-term view or the strong underlying fundamentals of AstroNova’s business.

AstroNova Reports Q2 FY 2020 Financial Results/ 2

“We continue to invest in new products and technology to drive high-quality, sustainable growth,” Woods said. “During the quarter we introduced the QuickLabel® QL-120X, the first tabletop digital color label printer with an industry-best two-year warranty. In terms of quality, speed and cost efficiency, we believe that this new product substantially enhances our competitiveness in the on-demand digital color label printing market.

Business Outlook

“We continue to have a positive long-term outlook for our business and maintain our expectation for modest revenue growth in fiscal 2020,” Woods said. “While the headwinds we experienced in Q2 are likely to temper our revenue and margin performance in the near-term, we are confident in our growth strategy and the positive secular trends supporting our business. This confidence is being supported by ongoing investments in new products, talent development and geographic expansion to drive high-quality, sustainable growth.”

Operating Segment Results

Product Identification segment revenue in the second quarter of fiscal 2020 was $22.1 million, a 1.7% increase compared with $21.8 million in the prior year, as higher sales of supplies and services offset a decline in hardware sales. Segment operating income was $2.2 million, or 10.0% of revenue, versus $2.2 million, or 9.9% of revenue, in the prior year.

Test & Measurement segment revenue in the second quarter of fiscal 2020 decreased 5.9% to $11.3 million from $12.0 million in the same period of fiscal 2019. Segment operating income was $1.6 million, or 13.7% of revenue, for the second quarter of fiscal 2020 compared with $2.8 million, or 23.4% of revenue, in the comparable period of fiscal 2019.

Hardware revenue was $12.4 million, down 3.7% from $12.9 million in the prior-year period. Supplies revenue was $18.1 million, up 1.1% from $17.9 million in the same period of fiscal 2019. Service/other revenue was $3.0 million, consistent with the same period a year earlier.

Second-Quarter Financial Summary

Revenue totaled $33.5 million, a decrease of 1% from $33.8 million in the second quarter of fiscal 2019, reflecting lower sales in the Test & Measurement segment, partly offset by higher sales in the Product Identification segment.

Gross profit was $12.0 million, or 35.8% of revenue, compared with $13.4 million, or 39.6% of revenue, for Q2 fiscal 2019. The decrease in gross profit dollars and margin was attributable primarily to lower revenue and less favorable sales mix.

Operating expenses were $10.8 million compared with $11.2 million in the same period of fiscal 2019.

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 2

AstroNova Reports Q2 FY 2020 Financial Results/ 3

Operating income was $1.2 million, or 3.5% of revenue, compared with $2.2 million, or 6.4% of revenue, in the second quarter of fiscal 2019.

Net income was $1.0 million, or $0.13 per diluted share, versus net income of $1.2 million, or $0.17 per diluted share, in the second quarter of fiscal 2019.

Bookings were $29.1 million compared with $35.8 million in the second quarter of 2019.

Backlog at August 2, 2019 was $22.3 million, compared with $24.5 million at the end of the fiscal 2019 second quarter.

Board Declares Quarterly Dividend

On August 26, 2019, the Company’s Board of Directors declared a regular quarterly cash dividend of $0.07 per share. The dividend, which represents a cash dividend of $0.28 per share on an annualized basis, is payable on September 24, 2019, to shareholders of record on September 16, 2019.

Second-Quarter Fiscal 2020 Conference Call

AstroNova will conduct an investor conference call at 9:00 a.m. ET today. To participate on the conference call, please dial (888) 599-8686 (U.S. and Canada) or +1 (323) 994-2093 (International) approximately 10 minutes prior to the start time and enter confirmation code 1668596.

You can hear a replay of the conference call from 12:00 p.m. ET Wednesday, August 28 until 12:00 p.m. ET Wednesday, September 4 by dialing (888) 203-1112 (U.S. and Canada) or +1 (719) 457-0820 (International). The passcode is 1668596.

A real-time and an archived audio webcast of the call will be available through the “Investors” section of the AstroNova website, https://investors.astronovainc.com.

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 3

AstroNova Reports Q2 FY 2020 Financial Results/ 4

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies since 1969, designs, manufactures, distributes and services a broad range of products that acquire, store, analyze and present data in multiple formats. The Product Identification segment offers a variety of hardware and software products and associated supplies that allow customers to mark, track and enhance the appearance of their products. The segment’s two business units are QuickLabel®, the industry leader in tabletop digital color label printing and TrojanLabel®, an innovative leader for professional label presses and specialty printers. The Test and Measurement segment includes the Test & Measurement business unit, which offers a suite of products and services that acquire, record and analyze electronic signal data from local and networked sensors. The segment also includes the AstroNova Aerospace business unit, which designs and manufactures avionics equipment and systems that serve the world’s aerospace and defense industries with proven advanced airborne technology solutions for both the cockpit and the cabin. The key products include flight deck printers, networking hardware and related accessories.

AstroNova is a member of the Russell 3000® Index, the Russell 2000® Index, the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning the Company’s anticipated performance in fiscal 2020 and the effect of the grounding of the 737 MAX, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

600 East Greenwich Avenue West Warwick, RI 02893 +1 (401) 828-4000	NASDAQ: ALOT www.astronovainc.com	Page | 4

ASTRONOVA, INC.

Condensed Consolidated Statements of Income

In Thousands Except for Per Share Data

(Unaudited)

	Three Months Ended		Six Months Ended
	August 3, 2019	July 28, 2018	August 3, 2019	July 28, 2018
Net Revenue	$33,468	$33,807	$69,649	$65,294

Cost of Revenue	21,491	20,408	43,433	39,784
Gross Profit	11,977	13,399	26,216	25,510
	35.8%	39.6%	37.6%	39.1%

Operating Expenses:
Selling & Marketing	6,413	6,397	13,178	12,898
Research & Development	1,785	2,029	3,792	3,721
General & Administrative	2,616	2,808	5,615	5,462

	10,814	11,234	22,585	22,081

Operating Income	1,163	2,165	3,631	3,429
	3.5%	6.4%	5.2%	5.3%

Other Income, Net	(183)	(512)	(550)	(782)

Income Before Taxes	980	1,653	3,081	2,647
Income Tax Provision	29	459	429	639

Net Income	$951	$1,194	$2,652	$2,008

Net Income per Common Share - Basic	$0.14	$0.17	$0.38	$0.29

Net Income per Common Share - Diluted	$0.13	$0.17	$0.36	$0.29

Weighted Average Number of Common Shares - Basic	7,021	6,860	6,996	6,825
Weighted Average Number of Common Shares - Diluted	7,371	7,083	7,310	6,999

ASTRONOVA, INC.

Balance Sheet

In Thousands

(Unaudited)

	August 3, 2019	January 31, 2019
ASSETS
CURRENT ASSETS
Cash and Cash Equivalents	$4,523	$7,534
Accounts Receivable, net	20,605	23,486
Inventories, net	36,854	30,161
Prepaid Expenses and Other Current Assets	3,059	1,427

Total Current Assets	65,041	62,608
OTHER ASSETS
Property, Plant and Equipment, net	10,910	10,380
Intangible Assets, net	27,493	29,674
Goodwill	12,075	12,329
Deferred Tax Assets	3,480	2,928
Right of Use Asset	1,760	—
Other Assets	921	1,064

TOTAL ASSETS	$121,680	$118,983

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts Payable	9,403	$5,956
Accrued Compensation	2,700	5,023
Other Liabilities and Accrued Expenses	3,285	2,911
Current Portion of Long-Term Debt	5,024	5,208
Revolving Credit Facility	3,500	1,500
Current Portion of Royalty Obligation	2,000	1,875
Current Liability – Excess Royalty Payment Due	647	1,265
Deferred Revenue	321	373
Income Taxes Payable	—	554

Total Current Liabilities	26,880	24,665
NON CURRENT LIABILITIES
Long-Term Debt, net of current portion	10,295	12,870
Royalty Obligation, net of current portion	8,964	9,916
Lease Liability, net of current portion	1,364	—
Deferred Tax Liabilities	504	40
Other Long-Term Liabilities	1,585	1,717

TOTAL LIABILITIES	49,592	49,208
SHAREHOLDERS’ EQUITY
Common Stock	516	511
Additional Paid-in Capital	55,121	53,568
Retained Earnings	51,180	49,511
Treasury Stock	(33,454)	(32,997)
Accumulated Other Comprehensive Loss, net of tax	(1,275)	(818)

TOTAL SHAREHOLDERS’ EQUITY	72,088	69,775

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$121,680	$118,983

ASTRONOVA, INC.

Revenue and Segment Operating Profit

In Thousands

(Unaudited)

	Three Months Ended				Six Months Ended
	Revenue		Segment Operating Profit		Revenue		Segment Operating Profit
	August 3, 2019	July 28, 2018	August 3, 2019	July 28, 2018	August 3, 2019	July 28, 2018	August 3, 2019	July 28, 2018
Product Identification	$22,144	$21,769	$2,224	$2,159	$45,735	$41,722	$5,110	$3,820
T&M	11,324	12,038	1,555	2,814	23,914	23,572	4,136	5,071

Total	$33,468	$33,807	3,779	4,973	$69,649	$65,294	9,246	8,891

Corporate Expenses			2,616	2,808			5,615	5,462

Operating Income			1,163	2,165			3,631	3,429
Other Expense-Net			(183)	(512)			(550)	(782)

Income Before Income Taxes			980	1,653			3,081	2,647
Income Tax Provision			29	459			429	639

Net Income			$951	$1,194			$2,652	$2,008